Exhibit 10.2

KULICKE AND SOFFA INDUSTRIES, INC.

OFFICER SEVERANCE PAY PLAN

KULICKE AND SOFFA INDUSTREIS, INC.

OFFICER SEVERANCE PAY PLAN

WHEREAS, Kulicke and Soffa Industries, Inc. maintains the Kulicke and Soffa Industries, Inc. Officer Severance Pay Plan (the “Plan”) in order to provide severance benefits to certain eligible officers of Kulicke and Soffa Industries, Inc.; and

WHEREAS, recently hired officers and employees recently promoted to an officer position are covered under the Kulicke and Soffa Industries, Inc. Executive Severance Pay Plan; and

 WHEREAS, it is desired to continue this Plan to provide severance benefits to three officers who have been covered hereunder and who are not covered under the Executive Severance Pay Plan; and

WHEREAS, it is desired to amend and restate the Plan solely to specify the three officers who are covered under the Plan;

NOW, THEREFORE, effective as of the execution date set forth below, the Plan is hereby amended and restated to read as follows:

PART 1.  DEFINITIONS

When the following terms are used in this document with initial capital letters, they shall have the following meanings:

§1.1           Cause means the Officer’s (i) intentional dishonesty, (ii) physical or mental incapacity or (iii) willful refusal to perform the duties of his or her office persisting at least 30 days after written notice specifying the respects in which such duties are not being performed.

§1.2           Code means the Internal Revenue Code of 1986, as amended.

§1.3           Company means Kulicke and Soffa Industries, Inc., a Pennsylvania corporation.

§1.4           Good Reason means the following actions without the Officer’s consent, (i) any substantial diminution in the position or authority of the Officer which is inconsistent with the Officer’s then current position or authority, (ii) reduction of the Officer’s base salary (other than a percentage reduction applicable to all other Officers) or exclusion of the Officer from compensation or benefit plans made available to other Officers in his or her salary grade, (iii) any requirement by the Company that the Officer relocate his primary office or location to any office or location more than 30 miles away from the Officer’s then current primary office or location, except for reassignments in connection with termination of expatriate assignments, (iv) failure by any successor to the Company to expressly adopt this Plan, and (v) any failure of the Company to comply with and satisfy any of the material terms or conditions of this Plan.

§1.5           Officer, for purposes of this Plan, means Charles Salmon, provided he remains actively employed by the Company in Salary Grade 18 or above, Tek Che Mak, provided that he remains actively employed by the Company in Salary Grade 18 or above, and Alan Schindler, provided he remains actively employed by the Company in Salary Grade 18 or above.

§1.6            Plan means the severance pay plan established by the Company for the benefit of the specified Officers known as the “Kulicke and Soffa Industries, Inc. Officer Severance Pay Plan” as described herein and as the same may be amended from time to time hereafter.

§1.7           Plan Year means the twelve-consecutive-month period beginning on any January 1 and ending on the following December 31.

§1.8           Separation from Service means an Officer’s termination of employment which termination constitutes a separation from service with the Employer and all affiliated companies considered a single employer with the Employer, within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

§1.9           Termination Date means the date of the Officer’s Separation from Service.

PART 2.  ELIGIBILITY FOR SEVERANCE BENEFIT

§2.1           Eligibility Requirements - An Officer who has a Separation from Service as a result his or her employment being terminated by the Company without Cause or as a result of his or her voluntary termination for Good Reason within six months after the event which constitutes Good Reason shall be entitled to severance pay and benefits as provided below.  Notwithstanding anything to the contrary set forth in this Plan, the Company will not pay any severance payment or benefit of any kind to an Officer terminated by the Company in connection with a divestiture of a business of the Company if the Officer receives an offer of employment from the purchaser of the divested business (or an affiliate of the purchaser) which includes targeted annual cash compensation of at least 90% of his or her targeted annual cash compensation at the Company on the Termination Date. For purposes of this calculation, the Company targeted annual cash compensation shall not include any special bonus or other amount payable or paid to the Officer in connection with the disposition of the divested business.

PART 3.  SEVERANCE PAYMENTS AND BENEFITS

§3.1           Amount of Severance Pay - Subject to §3.2 and §3.3, an Officer shall receive severance pay equal to 18 months of his or her base salary in effect at his or her Termination Date.

§3.2           Waiver and Release - The Company shall provide a release to the Officer, substantially in the form set forth in Exhibit A no later than the 10th business day following the Officer’s Termination Date.  Subject to the foregoing and notwithstanding any provision of this Plan to the contrary, the Officer shall be entitled to only six months of payments and benefits under this Plan, and not eighteen months, unless the Officer executes such release within 45 days of the later of the date he receives the release or his Termination Date and does not revoke it within the required seven-day revocation period.

§3.3           Noncompetition and Nonsolicitation - Commencing on the Officer’s Termination Date and continuing for the six-month or 18-month period during which the Officer is entitled to severance pay, the Officer shall not:

(i)
directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of any products or services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates) in any geographic area over which Officer had any direct or indirect responsibility during the last two years of his employment with the Company;

(ii)
directly or indirectly recruit, solicit or encourage any employee of the Company (or any of its affiliates) or otherwise induce such employee to leave the employ of the Company (or any of its affiliates) or to become an employee or otherwise be associated with his or any firm, corporation, business or other entity with which he is or may become associated; or

(iii)
solicit, directly or indirectly, for himself or as agent or employee of any person, partnership, corporation, or other entity (other than for the Company) with the intent of actively engaging in business, any then or former customer, supplier, or client of the Company with respect to whom Officer had any direct or indirect responsibility during his last two years of employment with the Company.

In the event Officer breaches the foregoing terms, the Company’s obligation to make any further severance payments shall cease and the Company may, in its discretion, discontinue all future severance payments.

§3.4           Plan Not Funded - The Company will not make any contributions to fund this Plan.  Any severance payments made pursuant to the Plan will be paid out of the general funds of the Company.  Former Officers receiving or entitled to receive severance payments will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets and their rights shall be solely those of an unsecured general creditor of the Company.

§3.5           Form and Time of Payment - Severance pay will be paid in equal installments on the Officer’s regularly scheduled pay dates over six months or 18 months, as applicable, beginning within 60 days following the Officer’s Termination Date, except as otherwise provided under §3.6 below.  In no event, however, shall the Officer be permitted to determine the calendar year in which such payments begin.

§3.6           Delayed Payment Date - Notwithstanding any provisions of this Plan to the contrary, if on the Officer’s Termination Date, stock of the Company (or any other entity considered a single employer with the Company under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise, severance payments shall not be made or commence to be made before the first business day following the six-month anniversary of the Officer’s Termination Date.  Any installment payments that would otherwise have been made within such six-month period shall accumulate and be paid in one lump sum on the first business day following such six-month anniversary.  Remaining severance payments shall be paid on such Officer’s regularly scheduled pay dates beginning with the first regularly scheduled pay date occurring after the six-month anniversary of the Termination Date.

§3.7           Continuation of Health Benefits - Provided required contributions (at the same rate as applicable to active employees) are made on a timely basis, medical, prescription drug, dental and vision insurance coverage may continue for the number of months of severance pay to which the Officer is entitled.  The COBRA healthcare continuation coverage period under Code section 4980B shall begin to run after the continued health coverage period provided under this §3.7.  If permitted by the insurer of the Company-provided term life insurance, participation may continue for six months following the Termination Date.

§3.8           Incentive Awards.  An Officer shall be eligible for a quarterly cash incentive award for a fiscal quarter (if such awards were granted) under the Officer Incentive Plan only if the Officer’s Termination Date is on or after the last day of such fiscal quarter.  Payment, if any, will take place on the payment date determined for that award period for Officers in accordance with the terms of the Officer Incentive Plan.

§3.9           Equity Awards.  Any entitlement to equity compensation with respect to any equity awards outstanding immediately prior to the Termination Date shall be determined in accordance with the terms of each applicable grant agreement and of the plan with respect thereto.

§3.10           401(k) Plan.  Participation in the Kulicke & Soffa Incentive Savings Plan shall cease upon the Officer’s Termination Date in accordance with the terms of such Plan.

PART 4.  OTHER PLAN FEATURES

§4.1           Claims Procedure - Benefits will be paid from the Plan to the Officer only after an eligible Separation from Service as set forth in Part 2 above.  If an Officer believes he or she is entitled to benefits, or is in disagreement with any determination that has been made, he or she may present a claim to the Company as Plan Administrator.

(a)           Making a Claim.  Any person who believes she or he is entitled to receive benefits or disputes the benefit amount provided under this Plan may file a claim for benefits.  A claim must be written and must be delivered to the Plan Administrator.  If the Plan Administrator denies in whole or in part any claim for a benefit under the Plan, the claimant shall be sent notice of such decision not later than 90 days after receipt of the claim by the Plan Administrator, unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, written notice of the extension shall be sent to the claimant prior to the termination of initial 90-day period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision, which date shall not be more than 180 days from the date the claim was filed; provided, however, that in the event the claimant fails to submit information necessary to decide the claim, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information.

The written or electronic notice, which the Plan Administrator shall provide to every claimant who is denied a claim for benefits shall set forth in a manner calculated to be understood by the claimant:

(i)           the specific reason or reasons for the denial;

(ii)          specific reference to pertinent Plan provisions on which the denial is based;

(iii)         a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)         an explanation of the review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under §502(a) of ERISA following an adverse benefit determination or review.

(b)           Requesting Review of a Denied Claim.  A claimant or his authorized representative may request a review of the claim and its denial by the Plan Administrator.  Such request shall be made in writing and shall be presented to the Plan Administrator not more than 60 days after receipt by the claimant of notification of the denial of a claim.  The claimant shall be provided upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relating to the claim for benefits.  The claimant may submit written issues, documents and other information prepared relating to the claim and the Plan Administrator shall take into account all such information without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall make its decision on review not later than 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review; provided, however, in the event the claimant fails to submit information necessary to make a benefit determination on review such period shall be tolled from the date the extension notice is sent to the claimant until the date the claimant responds to the request for additional information.  If such an extension of time for review is required because of special circumstances, written notice of the extension shall be sent to the claimant prior to the commencement of the extension.  In the event of a denial, the written or electronic notice of the decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The notice of denial shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the claimant’s claim for benefits; and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant’s right to bring an action under §502(a) of ERISA.

A claimant shall have no right to bring any action in any court regarding a claim for benefits prior to filing a claim for benefits and exhausting his or her rights to review under this §4.1 in accordance with the time frames set forth herein.  It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR §2560.503-1.

(c)           Plan Interpretation.  The Plan Administrator will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits.  The decisions of the Plan Administrator in all matters relating to the Plan (including, but not limited to, eligibility for benefits, plan interpretations, and disputed issues of fact) will be final and binding on all parties.

(d)           Delegation of Authority.  The Plan Administrator reserves the right to delegate its authority to make decisions.  Any such delegate shall have all the duties and discretionary authority and power of the Plan Administrator under this §4.1.

§4.2           Amendment of Plan - The Company reserves the right to amend the Plan at any time by action of its Management Development and Compensation Committee of the Board of Directors.  Except as otherwise provided in an employment agreement, no amendment shall materially or adversely affect the rights of an Officer covered under the Plan at the time of amendment without the Officer’s consent.  The Plan may be terminated only with the consent of the Officers covered under the Plan at the time of such termination.

PART 5.  ADDITIONAL INFORMATION

§5.1           Name of Plan - The Plan name is “Kulicke and Soffa Industries, Inc. Officer Severance Pay Plan.”

§5.2           Plan Administrator - The Plan Administrator is Kulicke and Soffa Industries, Inc.

§5.3           Withholding - The Company shall be entitled to withhold from any payments under the Plan any amount required by law to be withheld under federal, state and local wage withholding requirements.

§5.4           No Right to Employment - The establishment and maintenance of the Plan shall not confer upon any Officer the right to be continued in the employ of the Company, and the Company expressly reserves the right to terminate the employment of any Officer, whenever the interest of the Company, in its sole judgment, may so require.

§5.5           Construction - This Plan is intended to comply with the requirements of Code section 409A and regulations issued thereunder and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.  All questions pertaining to interpretation, administration, validity and effect of the provisions of the Plan shall otherwise be determined in accordance with the laws of Pennsylvania to the extent they are not preempted by federal law.

§5.6           Controlling Document - This Plan supersedes the prior Officer Severance Pay Policy.

IN WITNESS WHEREOF, Kulicke and Soffa Industries, Inc. has caused this Plan to be duly executed this ______ day of _____________________, 2011.

KULICKE AND SOFFA INDUSTRIES, INC.

By:

EXHIBIT A
FORM OF  RELEASE

1.           Release.  In further consideration of the compensation and benefits provided pursuant to the Kulicke and Soffa Industries, Inc. Officer Severance Pay Plan, _________________ (the “Officer”) intending to be legally bound, hereby irrevocably and unconditionally releases and forever discharges Kulicke and Soffa Industries, Inc. (the “Company”) and any and all of its parents, subsidiaries, affiliates, related entities, joint venturers and each of its and their predecessors, successors, insurers, owners, stockholders, directors, officers, employees, attorneys, and other agents (“Released Parties”) of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, asserted or unasserted, which he ever had, now has, or hereafter may have against the Released Parties, or any of them, that arose at any time before or upon his signing this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon his signing this Release and any and all claims arising under any oral or written Company program, policy or practice, contract, agreement or understanding, any common-law principle of any jurisdiction, any federal, state or local statute or ordinance, with all amendments thereto, including without limitation the National Labor Relations Act of 1947, the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Bankruptcy Code, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Sarbanes-Oxley Act of 2002, the Pennsylvania Human Relations Act, and any other employee-protective law of any jurisdiction that may apply.  (All claims encompassed by this Paragraph are hereinafter referred to collectively as the “Claims”).

2.           Covenant Not To Sue.  Officer hereby represents and warrants that he has brought no complaint, claim, charge, action or proceeding against any of the Released Parties in any judicial, administrative or any other forum.  Officer covenants to the fullest extent permitted by law that he will not lodge any formal or informal complaint in court, with any federal, state or local agency or in any other forum, whether or not arising out of or related to his employment by or the performance of any services to or on behalf of the Company or the termination of that employment or those services.

3.           Knowing and Voluntary Agreement.  Officer acknowledges that he has carefully read and fully understands all of the provisions and effects of this Release; that the Company has advised him in writing, by this Paragraph, to consult with an attorney, and that he has consulted with an attorney of his choice, before signing this Release; that the Company has provided him with no less than forty-five days to consider this Release before signing it; that the Company has provided him with no less than seven days within which to revoke this Release after signing it; that Officer is voluntarily entering into this Release free of coercion and duress; and that neither the Company nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Release.

4.           Severability.  If any provision of this Release is determined to be invalid or unenforceable, the remainder of this Release other than such provision shall not be affected and will remain in full force and effect.

5.           Good Faith Settlement.  This Release constitutes the good faith settlement of all claims or potential claims Officer may have against the Released Parties, or any of them, and is not and shall not in any way be construed as an admission of any wrongful or discriminatory act against Officer or that the termination of Officer’s employment was in any way wrongful or unlawful.

6.           Effective Date.  This Release shall become effective and enforceable, unless sooner revoked pursuant to Paragraph 8, on the eighth day after Officer signs this Release.  Officer shall deliver this Release bearing his original signature to the Company at the following address:

[Name]
Kulicke and Soffa Industries, Inc.
1005 Virginia Drive
Fort Washington, PA   19034

7.           Revocation.  Officer may revoke this Release if, before 5:00 p.m. on the seventh day after Officer signs the Release, he delivers to the Company, at the address specified in Paragraph 6, written notice of his intent to revoke this Release.

IN WITNESS WHEREOF, intending to be legally bound, the undersigned has executed this Release this ____ day of ___________, 200__.

[Name of Officer]